Exhibit 99.(d)(22)(ii)

First Amendment to Investment Sub-Advisory Agreement

The Investment Sub-Advisory Agreement by and between Orion Portfolio Solutions, LLC d.b.a. Brinker Capital Investments (f/k/a Brinker Capital Investments, LLC) (the “Adviser”) and Northern Trust Investments, Inc. (the “Sub-Adviser”), dated September 24, 2020 (the “Agreement”), is hereby amended in the following particulars:

1.	Schedule A attached to the Agreement, as well as any amendments thereto executed prior to the effective date of this Amendment, are hereby deleted and revoked, and in lieu thereof, the Schedule A attached to this Amendment is adopted and incorporated in the Agreement pursuant to section 13 of the Agreement.

2.	Except for this First Amendment, the Agreement remains in full force and effect without change.

This First Amendment to the Agreement shall be effective as of the 1st day of November, 2023.

ORION PORTFOLIO SOLUTIONS, LLC D.B.A BRINKER CAPITAL INVESTMENTS

By:	/s/ Kylee Beach
Name:	Kylee Beach
As its:	General Counsel & Secratary

ACCEPTED:

Northern Trust Investments, Inc.

By:	/s/ Patrick J. Gaskin
Name:	Patrick J. Gaskin
As its:	Direct

Schedule A

to the

Sub-Advisory Agreement

between

Brinker Capital Investments

and

Northern Trust Investments, Inc.

As of September 24, 2020, as amended October 1, 2023

Fund:	Investment Strategy:	Fee (annual rate based on average daily net assets):
Destinations Municipal Fixed Income Fund	Intermediate Tax-Exempt	[*****] [*****] [*****] [*****] [*****] [*****]